EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Helen of Troy Limited

We have issued our reports dated April 29, 2016 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Helen of Troy Limited and Subsidiaries on Form 10-K for the year ended February 29, 2016.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Helen of Troy Limited and Subsidiaries on Forms S-8 (File No. 333-154525, effective October 21, 2008; File No. 333-154526, effective October 21, 2008; File No. 333-153658, effective September 24, 2008;  File No. 333-67349, effective November 16, 1998; File No. 333-90776, effective June 19, 2002; File No. 333-128832, effective October 5, 2005; and File No. 333-178217, effective November 29, 2011); and Form S-3 (File No. 333-208470, effective December 11, 2015).

/s/ GRANT THORNTON LLP

Dallas, Texas

April 29, 2016